Exhibit 99.1

Enservco Announces Departure of CEO Ian E. Dickinson and Appointment of Richard A. Murphy as Executive Chairman

DENVER, CO – June 2, 2020 – Enservco Corporation (NYSE American: ENSV), a diversified provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced that President and Chief Executive Officer Ian E. Dickinson has resigned from the Company effective May 29, 2020.

Richard A. Murphy has been appointed as Executive Chairman of the Company and will serve as a principal executive officer of the Company for the foreseeable future. Mr. Murphy was appointed to the Board of Directors in January of 2016.

Mr. Murphy, age 50, has been a member of the Company’s Board since January 19, 2016. Mr. Murphy currently serves as the managing member of Cross River Capital Management, LLC, the general partner of Cross River Partners, L.P., the largest shareholder of the Company. Mr. Murphy founded Cross River Partners, L.P. in April of 2002. Cross River Partners, L.P. invests in small-cap companies with market capitalizations up to $1.5 billion at the time of initial investment. Mr. Murphy’s primary responsibility as managing member is investment research, analysis of investment opportunities, and coordinating final investment decisions for Cross River Partners, L.P. Prior to founding Cross River Partners, L.P., Mr. Murphy was an analyst and asset portfolio manager with SunAmerica Asset Management, LLC from 1998 to 2002. Mr. Murphy also worked as an associate investment banker at ING Barings in its food and agricultural division in 1998 and he worked at Chase Manhattan Bank from 1992 to 1996. He served on the Advisory Board of CMS Bankcorp, Inc. and currently sits on the Applied Investment Management Board for the University of Notre Dame. Mr. Murphy is chairman of the audit committee for MRI Heritage Brands, Inc., a private restaurant company. Mr. Murphy received his MBA from the University of Notre Dame-Mendoza College of Business in 1998 and a Bachelor’s Degree in political science from Gettysburg College in 1992.

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve any results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2019, and subsequently filed documents with the SEC. It is important that each person reviewing this release understand the significant risks involving Enservco.  Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com